Cambium Learning Group Announces Executive Departure

Nov 18, 2011
9:30am

DALLAS, Nov. 18, 2011 /PRNewswire/ — Cambium Learning Group, Inc. (Nasdaq: ABCD, the “Company”) a leading educational company focused primarily on serving the needs of at-risk and special student populations, announces that Dave Cappellucci, President of Cambium Learning Group, Inc., will be leaving the Company, effective December 16, 2011.

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Scott Troeller, Chairman of the Board of the Company reported, “As a Co-Founder of Cambium, Dave has dedicated eight years to building the Company into a leading provider of educational services serving the at-risk student population. He provided a combination of strategic, thought and operational leadership which helped the Company achieve meaningful growth and scale, including the merger with Voyager Learning Company nearly two years ago.”

About Cambium Learning Group, Inc.
Cambium Learning Group (Nasdaq: ABCD) is the leading educational company focused primarily on serving the needs of at-risk and special student populations. The company operates three core divisions: Voyager, which provides comprehensive interventions; Sopris, which is known for supplemental solutions; and Cambium Learning Technologies, which comprises IntelliTools®, Kurzweil Educational Systems®, Learning A–Z, and ExploreLearning. Cambium Learning Group is committed to providing research-based solutions that help educators raise the achievement levels of preK–12 students as well as adult learning communities. The company’s website is www.cambiumlearning.com.

Investor Contact:
Chris Cleveland
Cambium Learning Group, Inc.
214.932.9474
chris.cleveland@cambiumlearning.com

SOURCE Cambium Learning Group, Inc.